Press Release

For more information contact:
Mark Phillips, Treasurer
SoftNet Systems
650.962.7470

Jeffrey Goldberger, Investor Relations
Stern & Co.
212.888.0044


                   Softnet To Sell Kansas Communiications And
               Micrographics Technologies Operating Subsidiaries

       Company Focuses on Expanding High-Speed Internet via Cable Business


MOUNTAIN VIEW, Calif., November 10, 1998 -- SoftNet Systems, Inc. (AMEX: SOF) today announced it has signed separate letters of intent to sell its telecommunications and document management businesses, Kansas Communications, Inc. ("KCI") and Micrographic Technologies Corp. ("MTC"), in a move to concentrate on its expanding business as the leading provider of high-speed Internet access via cable to small and mid-sized cable operators.

Dr. Lawrence B. Brilliant, SoftNet President and Chief Executive Officer, said, "These transactions mark a turning point for the company. We will now be able to more clearly focus on providing Internet services to consumers and businesses through our core cable modem business, the ISP Channel, and related services."

SoftNet said it expects to receive approximately $12 million in cash and short-term notes from the two transactions, which are scheduled to close late this year or early 1999. Approximately half of the proceeds will be used to pay off existing debt while the balance will be used to fund expansion of the ISP Channel. Following the transactions, SoftNet will have approximately 90 employees, all focused on its ISP Channel operations. The two sales are subject to Board of Directors' approval, among other conditions and the letters of intent are not binding until definitive documents are completed.

The company agreed to sell MTC to Global Information Distribution GmbH of Cologne, Germany ("GID"), which is MTC's leading international distributor. MTC is a leading provider of electronic information and document management systems that allow customers to electronically gather information from multiple media.

KCI,  Softnet's  telecommunications  division,  will be acquired  by  Convergent
Communications Services, Inc. of Englewood, Colorado. KCI provides telecommunications equipment and services throughout the Midwest from offices in Missouri, Kansas and Wisconsin.

The ISP Channel offers an end-to-end Internet-over-cable access system. The Company provides cable operators a turnkey service so they can rapidly enter the high-speed Internet access business with little capital. Packaging its service offering like a cable television programming network, the ISP Channel absorbs key capital and operating costs related to deployment of Internet services in exchange for a revenue sharing agreement.

According to a Forrester Research report entitled, "Broadband Hits Home," more than 16 million households, about one-fourth of all online homes, will be using high-speed broadband connections within the next 36-48 months. The report also said cable companies will capture at least 80% of that market.

###

SoftNet's Internet Services Division provides comprehensive business-to-business Internet services including Internet access and Web development along with the "ISP Channel" branded program for cable operators. News and information are available at www.ispchannel.com Its Document Management Division develops, markets, installs and services electronic information and document management systems that allow customers to electronically request and receive information from multiple media. The Company's Telecom Division markets and installs telecom and datacom solution.